EXHIBIT 15.2

Independent Auditors’ Consent

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-100743 and 333-131713) and Form F-3 (Registration No. 333-136245) of our report dated March 6, 2006 relating to the consolidated financial statements of Clearly Canadian Beverage Corporation for the year ended December 31, 2005 and our report dated June 12, 2006 relating to the consolidated financial statements of Clearly Canadian Beverage Corporation for the year ended December 31, 2004, which appear in the Company’s Annual Report on Form 20-F/A for the year ended December 31, 2005.

/s/ “UHY LDMB Advisors Inc.”

UHY LDMB Advisors Inc.
Chartered Accountants
Surrey, British Columbia
January 14, 2008